                                January 7, 1996               [LOGO - JP MORGAN]


Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817

Attention:  Mr. Walter E. Skowronski
                   Vice President and Treasurer

Ladies and Gentlemen:

     We understand that Lockheed Martin Corporation (the "Borrower"), directly or indirectly through a wholly owned subsidiary, intends to purchase the common stock of "Wings" in a transaction to be agreed to by the respective Boards of Directors of the Borrower and "Wings" (the "Transaction"). The financing for such purchase would be effected by a syndicated loan financing. You have requested J.P. Morgan Securities Inc. ("JPMSI") to arrange and BA Securities, Inc. ("BASI") to co-arrange financing in the syndicated bank market for an amount up to $10,000,000,000 for the Borrower in connection with the Transaction (the "Proposed Financing").

     By separate letters dated as of the date hereof, each of Morgan Guaranty Trust Company of New York and Bank of America National Trust and Savings Association have committed to provide up to $1,375,000,000 of the Proposed Financing (the "Commitment Letters"). In response to your request in connection with the Transaction and the Proposed Financing, please be advised that we are highly confident that we will be able to arrange a syndicate of lenders for the balance of the maximum aggregate amount of the Proposed Financing on the terms contemplated by the Commitment Letters. The foregoing is based upon our knowledge and experience in the loan syndication market and subject to the assumptions set forth below.

     Our view is based on and subject to, among other factors, (i) our consideration of the information the Borrower has supplied to us to date (without any independent investigation) and our consideration of the information available concerning the Borrower and "Wings" under the Securities Exchange Act of 1934; (ii) the absence of adverse changes in the relevant markets or in the regulatory environment, and the absence of any domestic or international event, act or occurrence ("Disruption"), that in our reasonable judgment is likely to materially and adversely affect the syndication of the Proposed Financing; it being understood that there can be no assurance that such markets or regulatory environment will not so change, or that such Disruption will not occur, in the future; (iii) our present understanding of the terms upon which the Borrower intends to effect the Transaction (including the terms contemplated by the Commitment Letters); (iv) representations by the Borrower to us of its willingness to cooperate with us in structuring an appropriate credit facility; (v) our current understanding of the proposed capital structure and investment grade status of the Borrower after giving effect to any financing referred to herein; (vi) the absence of material adverse changes in the financial condition, business, assets, or results of operations of the Borrower or "Wings" and (vii) any necessary actions by or restrictions of federal, state, or other governmental agencies or regulatory authorities in connection with the Transaction.

     Please be advised that this letter is not a commitment to obtain financing for the Transaction and creates no obligation on our part in connection therewith.

     This letter is intended solely for the use of the Borrower and not any other person and may not be used or relied upon by, or disclosed, referred to or communicated by you (in whole or in part) to any third party for any purpose whatsoever (except to your professional advisors, "Wings" and its professional advisors for their purposes in evaluating the Borrower's proposal with respect to the Transaction and as may otherwise be required by law in the opinion of your counsel), except with our prior written permission and except that you may disclose the contents of this letter and include a copy of the letter in your
Schedule 14D-1 to be filed with the Securities and Exchange Commission and the Offer to Purchase included therein.

We look forward to working with you on this transaction.

Sincerely,

J.P. MORGAN SECURITIES INC.


By:  /s/ Michael C. Mauer
     ____________________________
     Name:  Michael C. Mauer
     Title: Vice President